Exhibit 99.1

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2013

Lagrangeville, New York***August 8, 2012***Command Security Corporation (NYSE MKT: MOC) announced today its financial results for its first fiscal quarter of 2013 ended June 30, 2012.

For the three months ended June 30, 2012, revenues increased 2.5% to $35,641,679, compared with revenues of $34,785,603 in the same period of the prior year. Operating income for the three months ended June 30, 2012 increased 7.7% to $513,782, compared with $476,861 in the same period of the prior year. Net income increased 10.8% to $231,268, or $0.02 per basic and diluted share, compared with $208,720, or $0.02 per basic and diluted share in the same period of the prior year.

The increase in revenues for three months ended June 30, 2012, as compared with the corresponding period of the prior year was due primarily to the following events:

•	Increased revenues associated with an expansion of services provided under a contract with a major transportation company;
•	Expansion of aviation services with an existing customer at a domestic airport location;
•	A new contract with a large municipal agency;
•	A new contract with an international air freight carrier at four domestic airport locations; and
•	A new contract with a community college.

The increase in revenues was partially offset by the following events:

•	The previously reported loss of security services contracts for a large technology company and a semiconductor equipment manufacturer’s facility;
•	Reductions in service hours and rates associated with the renewal of a contract with a major international carrier;
•	The absence in the current period of a large airport construction contract;
•	Reduction in service hours at a major hospital; and
•	Loss of a service contract with a large international carrier in the fourth quarter of the prior fiscal year.

The increase in operating and net income for the three months ended June 30, 2012 as compared with the corresponding period of the prior year was due primarily to the events described above.

Craig P. Coy, Chief Executive Officer of Command Security, stated, “This has been an excellent quarter for our team. Sales were strong with no significant loss of accounts during the period and operations were strong with improvements in delivering great service to our customers. Overall, I am very pleased with the direction the company is moving.”

Exhibit 99.1

About Command Security Corporation

Command Security Corporation provides uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States. We safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today. By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns. We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security. Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees. For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by Command Security Corporation (referred to herein as the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the Securities and Exchange Commission, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which are publicly available at the Securities and Exchange Commission’s website at www.sec.gov/edgar.shtml.

Exhibit 99.1

COMMAND SECURITY CORPORATION

	Three Months Ended June 30, (Unaudited)
	2012	2011
Revenues	$35,641,679	$34,785,603
Operating income	513,782	476,861
Other expense	32,514	68,141
Provision for income taxes	250,000	200,000
Net income	$231,268	$208,720
Net income per common share
Basic	$0.02	$0.02
Diluted	$0.02	$0.02
Weighted average number of common shares outstanding
Basic	9,666,498	10,878,098
Diluted	9,666,498	10,983,494

Balance Sheet Highlights	June 30, 2012	March 31, 2012
	(Unaudited)	(Audited)

Cash	$9,189	$1,175,809
Accounts receivable	22,017,818	20,608,677
Total current assets	24,703,999	26,191,815
Total assets	31,563,607	33,041,683
Total current liabilities	13,228,061	15,235,721
Short-term debt	4,734,486	6,830,951
Total liabilities	13,979,367	15,812,063
Stockholders’ equity	17,584,240	17,229,620
Total liabilities and stockholders’ equity	$31,563,607	$33,041,683